EX-99.23.j.i

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated September 11, 2003 for the Monteagle Fixed Income Fund, the Monteagle Opportunity Growth Fund, the Monteagle Value Fund, and the Monteagle Large Cap Fund (the "Funds") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 43 to AmeriPrime Advisors Trust's Registration Statement on Form N-1A (File No. 333-85083), including the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the heading "Accountants" in the Statement of Additional Information of the Funds.


        /s/

McCurdy & Associates CPA's, Inc.

Westlake, Ohio
December 26, 2003



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